                                                          EXHIBIT 21




                               SUBSIDIARIES OF REGISTRANT



           The following companies are wholly-owned subsidiaries of the Company and are included in the consolidated financial statements:

    Name of Subsidiary                               Incorporated Under Laws of
Barzon Corporation                                       Delaware
Down River International, Inc.                           Michigan
Greif Board Corporation                                  Delaware
Greif Containers Inc.                                    Canada
Michigan Packaging Company                               Delaware
Soterra, Incorporated                                    Delaware
Virginia Fibre Corporation                               Virginia